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[CHAMPION ENTERPRISES, INC. LETTERHEAD]

                                      NEWS


FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

         Auburn Hills, Michigan, June 19, 2001 - The following management report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.


         Our drive for profitability is picking up momentum. While we will report a loss for the second quarter and have many challenges ahead, each of our three profit platforms show encouraging signs that our strategies are working.

         MANUFACTURING. We're happy to report that increased production and efficiencies that accompany a higher backlog are helping our manufacturing operations. Yes, our backlog is growing and at the end of May was up 20% from the prior year and more than double March 2001 levels. Even though shipments are off considerably from a year ago, our right-sizing efforts over the past 23 months have resulted in improved margins.

         Independent retailers who have joined our Champion Home Center distribution network are getting stronger and should benefit from better market conditions. These key retailers are better positioned due to improved business practices and Internet training, marketing and lead management. The number of retailer defaults and bankruptcies remains relatively modest and is down more than 50% in this year's second quarter compared to a year ago.

         RETAIL. Substantial progress has been made in our push toward retail profitability. Although May traffic was down about 15% from a year ago on a same store basis, we moved closer to breakeven. We continue to reduce inventories, related carrying costs and debt. Floor plan borrowings were $89 million at the end of May, down from $95 million in April and $114 million at year end. Although our inventory aging is not where we want it to be, inventory per location has decreased and now averages 16 new homes. This number is down from 18 homes at the end of first quarter due to liquidating inventory from the 30 sales centers closed in March 2001.

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         GENESIS. Our Genesis platform, with 12 homebuilding facilities, continues to grow and be well received. We are currently working with almost 400 builders/developers across the country and have an additional 2,000 prospects. Year-to-date through May, our Genesis facilities sold 45% more homes to builders/developers than a year earlier. These sales represented approximately 30% of the Genesis facilities' total shipments. Genesis homes sold to builders/developers now represent approximately 7% of total wholesale sales and 12% of wholesale revenues.

INDUSTRY STATUS.

         REPOSSESSIONS. Industry consumer repossessions are the major driving issue for the next year. While repossessions are dropping sequentially by quarter, they are considerably higher than last year. As has been reported by national sources, all types of home mortgages are experiencing higher delinquencies due to the slower growth economy and higher unemployment. Currently, repossessions comprise approximately 30% of industry retail sales, as compared to more normal, historic levels in the 10% range.

         CONSUMER FINANCING. Until repossessions are liquidated or sold, consumer financing for new manufactured homes from existing finance sources will continue to be limited. Interest rates and credit standards will remain high for new homes until repossessions return to more normal levels. As a result, use of conventional mortgage financing for the industry should continue to increase.

         RETAIL INVENTORIES. Retailer new home inventories continue to drop and have declined by more than 50,000 homes during the past 23 months. However, we estimate that repossession inventories have increased by about 20,000 homes during the same period.

         PRODUCTION. Industry production and shipments of new homes are improving. April industry wholesale shipments were down 31% year over year versus a 41% decline during the first quarter. Many industry followers believe that the comparisons will turn positive as early as September.

CHAMPION OUTLOOK. Our second quarter performance continues to improve, with sales projected to be about $420 million, representing the first sequential improvement in seven quarters. Further, with more efficient operations, we are reducing our estimated loss to the range of $0.02 to $0.05 per share for the second quarter before costs of $1 million, or $0.01 per share, resulting from the closing of two manufacturing facilities.

         While being on the wrong side of breakeven is not our goal, we see that our drive for profitability is succeeding. Our goals to improve cash flow and capital structure are also heading in the right direction. At the end of May, our cash position improved from the first quarter and no bank borrowings were outstanding. We continue to explore opportunities to strengthen our capital structure, focusing on balancing short-term liquidity with longer term flexibility and value creation.


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         We are pleased that we are closer to proving our earnings power in a very tough industry environment. I look forward to reviewing our progress when we report quarterly earnings on Wednesday, July 18, 2001.


                                                              Walt Young


         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities in 16 states and western Canada and 230 company-owned retail centers in 29 states. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks. Further information can be found on our website, www.championhomes.net.

         This management report contains certain statements, including statements about future revenues, earnings, margins, profitability, and cash flow forecasts, assessments of future industry conditions and forecasts, consumer loan performance and sales estimates, prospects for our independent retailers, short-term and long-term goals, changes in operating facilities, and initiatives and strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this management report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.